EXHIBIT 2(d)



                             PLAN AND AGREEMENT OF MERGER

                                       BETWEEN

                             VAUGHN COMMUNICATIONS, INC.

                                         AND

                          SATASTAR CORPORATE SERVICES, INC.

                                  doing business as

                                PVS CORPORATE SERVICES



                                     June 7, 1996

                                  TABLE OF CONTENTS

                                                                         Page #

ARTICLE 1

DEFINITIONS...........................................................     1

ARTICLE 2

MERGER................................................................     4
    2.1  MERGER.......................................................     4
    2.3  GOVERNING LAW; RESTATED ARTICLES OF INCORPORATION............     4
    2.4  DIRECTORS AND OFFICERS.......................................     4
    2.5  APPROVAL OF SHAREHOLDERS; FILING OF ARTICLES OF

ARTICLE 3

CONVERSION OF SHARES IN THE MERGER....................................     4
    3.1  VAUGHN'S COMMON STOCK........................................     4
    3.2  PVS'S COMMON STOCK...........................................     5
         (a)    CONVERSION............................................     5
         (b)    STOCK CERTIFICATES....................................     5
    3.3  EFFECT OF THE MERGER.........................................     5

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF
PVS AND ITS SHAREHOLDERS..............................................     6
    4.1  ORGANIZATION AND STANDING....................................     6
    4.2  AUTHORITY AND ENFORCEABILITY.................................     6
    4.3  COMPLIANCE...................................................     7
    4.4  CAPITALIZATION...............................................     7
    4.5  FINANCIAL STATEMENTS.........................................     7
    4.6  ASSETS.......................................................     8
          (a)    ACCOUNTS RECEIVABLE..................................     8
          (b)    INVENTORY............................................     8
          (c)    TANGIBLE PERSONAL PROPERTY EQUIPMENT AND
                 FIXTURES.............................................     8
          (d)    INTANGIBLES..........................................     8
          (e)    REAL PROPERTY........................................     9
    4.7  UNDISCLOSED LIABILITIES......................................     9
    4.8  CONDUCT OF BUSINESS IN ORDINARY COURSE.......................     9
    4.9  ENVIRONMENTAL MATTERS........................................     11
    4.10 EMPLOYEE BENEFIT PLANS; ERISA................................     11
         (a)   EXISTENCE OF PLANS.....................................     11
         (b)   ADMINISTRATION.........................................     12
         (c)   REPORTING AND DISCLOSURE...............................     12
         (d)   INSURANCE..............................................     12
         (e)   MULTI-EMPLOYER PLANS...................................     12
         (f)   LIABILITY..............................................     12
    4.11 EMPLOYEES; COLLECTIVE BARGAINING AGREEMENTS; LABOR
         RELATIONS....................................................     12
          (a)  EMPLOYEES..............................................     12

          (b)  EMPLOYMENT AGREEMENTS..................................     13
    4.12 TAXES........................................................     13
    4.13 CONTRACTS....................................................     14
    4.14 COMPLIANCE WITH LAWS; PERMITS AND LICENSES...................     14
    4.15 INSURANCE....................................................     15
    4.16 CLAIMS; LEGAL ACTIONS........................................     15
    4.17 POWERS OF ATTORNEY; BANK ACCOUNTS AND SAFE DEPOSIT
         BOXES........................................................     16
    4.18  BROKERS.....................................................     16
    4.19  ACCOUNTING TREATMENT MATTERS................................     16
         (a)  VAUGHN OWNERSHIP........................................     16
         (b)  POST-CLOSING ACQUISITIONS...............................     16
         (c)  CERTAIN PVS TRANSACTIONS................................     16
    4.21 SURVIVABILITY................................................     17

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF VAUGHN..............................     17
    5.1  ORGANIZATION AND STANDING....................................     17
    5.2  AUTHORITY AND ENFORCEABILITY.................................     17
    5.3  COMPLIANCE...................................................     17
    5.4  SEC FILINGS; FINANCIAL STATEMENTS............................     18
    5.5  CAPITALIZATION...............................................     18
    5.6  CONDUCT OF VAUGHN'S BUSINESS IN ORDINARY COURSE..............     19
    5.7  CLAIMS; LEGAL ACTIONS........................................     19
    5.8  COMPLETE DISCLOSURE..........................................     19
    5.9  SURVIVABILITY................................................     20

ARTICLE 6

OTHER AGREEMENTS......................................................     20
    6.1  RULE 144 REPORTING...........................................     20
    6.2  STOCK PLEDGE AGREEMENT.......................................     20
    6.3  RESTRICTIONS ON TRANSFER OF STOCK CONSIDERATION..............     21
    6.4  PUBLIC ANNOUNCEMENT..........................................     21
    6.5  EXHIBITS.....................................................     21
    6.6  STALE ACCOUNTS RECEIVABLE....................................     21
    6.8  COSTS AND EXPENSES...........................................     21

ARTICLE 7

CONDITIONS PRECEDENT TO PVS'S OBLIGATIONS.............................     21
    7.1  ACCURACY OF VAUGHN'S REPRESENTATIONS AND
         WARRANTIES...................................................     22
    7.2  PERFORMANCE BY VAUGHN........................................     22
    7.3  DELIVERIES AT CLOSING........................................     22
    7.4  CONSENTS.....................................................     22
    7.5  OPINION OF COUNSEL...........................................     22
    7.6  CHANGES IN BUSINESS..........................................     22
    7.7  BOARD OF DIRECTOR APPROVAL...................................     22
    7.8  EMPLOYMENT AGREEMENTS........................................     22

ARTICLE 8

CONDITIONS PRECEDENT TO VAUGHN'S OBLIGATIONS..........................     22
    8.1  ACCURACY OF PVS'S REPRESENTATIONS AND WARRANTIES.............     22
    8.2  PERFORMANCE BY PVS...........................................     23
    8.3  DELIVERIES AT CLOSING........................................     23
    8.4  CONSENTS.....................................................     23
    8.5  OPINION OF COUNSEL...........................................     23
    8.6  CHANGES IN BUSINESS..........................................     23
    8.7  SHAREHOLDER APPROVAL; DISSENTING SHARES......................     23

ARTICLE 9

TERMINATION...........................................................     23
    9.1  TERMINATION..................................................     23
    9.2  EFFECT OF TERMINATION........................................     24

ARTICLE 10

CLOSING...............................................................     24
    10.1 CLOSING PLACE AND DATE.......................................     24
    10.2 DELIVERIES BY PVS............................................     24
    10.3 DELIVERIES BY VAUGHN.........................................     25

ARTICLE 11

INDEMNIFICATION.......................................................     26
    11.1 INDEMNIFICATION OF SURVIVING CORPORATION BY PVS
         SHAREHOLDERS.................................................     26
    11.2 INDEMNIFICATION OF THE PVS SHAREHOLDERS BY VAUGHN............     27
    11.3 CLAIMS PROCEDURE.............................................     27
         (a)  NOTICE OF CLAIM.........................................     27
         (b)  INVESTIGATION; PAYMENT..................................     28
         (c)  ARBITRATION.............................................     28
         (d)  PARTICIPATION IN DEFENSE................................     28
         (e)  COLLATERAL..............................................     28
    11.4 LIMITATION OF INDEMNIFICATION OBLIGATION.....................     29
    11.5 SOLE REMEDY..................................................     30

ARTICLE 12

POST-CLOSING AGREEMENTS...............................................     30
   12.1  FURTHER ASSURANCES...........................................     30

ARTICLE 13

MISCELLANEOUS.........................................................     30
    13.1 GOVERNING LAW................................................     30
    13.2 ENTIRE AGREEMENT.............................................     30
    13.3 WAIVER AND AMENDMENT.........................................     30
    13.4 NOTICES......................................................     31
    13.5 BINDING AGREEMENT............................................     32
    13.6 COUNTERPARTS.................................................     32
    13.7 EXHIBITS.....................................................     32

EXHIBIT INDEX

    Exhibit 2.3 RESTATED ARTICLES OF INCORPORATION....................     4
    Exhibit 2.5 ARTICLES OF MERGER....................................    1,4
    Exhibit 4.4 PVS SHAREHOLDERS......................................    3,7
    Exhibit 4.5 COPIES OF PVS'S FINANCIAL STATEMENTS..................    7,8
    Exhibit 4.6(a) ACCOUNTS RECEIVABLE OF PVS.........................     8
    Exhibit 4.6(c) ALL PERSONAL PROPERTY OWNED OR LEASED BY
                    PVS...............................................     8
    Exhibit 4.6(d) LIST OF INTANGIBLES................................     9
    Exhibit 4.6(e) LIST OF REAL PROPERTY..............................     9
    Exhibit 4.7 UNDISCLOSED LIABILITIES...............................     9
    Exhibit 4.8 CONDUCT OF BUSINESS IN ORDINARY COURSE................     9
    Exhibit 4.9 ENVIRONMENTAL MATTERS.................................     11
    Exhibit 4.10(a) EXISTENCE OF PLANS................................     12
    Exhibit 4.11(a) EMPLOYEES.........................................     13
    Exhibit 4.11(b) WRITTEN EMPLOYMENT AGREEMENTS.....................     13
    Exhibit 4.12 AUDITS...............................................     14
    Exhibit 4.13 CONTRACTS............................................     14
    Exhibit 4.14 LIST OF ALL PERMITS AND LICENSES.....................     15
    Exhibit 4.15 LIST OF ALL INSURANCE................................     15
    Exhibit 4.16 CLAIMS; LEGAL ACTIONS................................  15,16
    Exhibit 4.17 POWERS OF ATTORNEY; BANK ACCOUNTS, ETC...............     16
    Exhibit 5.5 CAPITALIZATION........................................     18
    Exhibit 5.6 CONDUCT OF VAUGHN'S BUSINESS IN ORDINARY
                COURSE................................................     18
    Exhibit 5.7 CLAIMS; LEGAL ACTIONS.................................  18,19
    Exhibit 6.1 STOCK PLEDGE AGREEMENT................................     24
    Exhibit 6.2 STOCK PLEDGE AGREEMENT................................3,21,29
    Exhibit 6.3 INVESTMENT LETTER.....................................   2,21
    Exhibit 7.5 OPINION OF COUNSEL....................................     22
    Exhibit 8.5 OPINION OF COUNSEL....................................     23

                             PLAN AND AGREEMENT OF MERGER
                                       BETWEEN
                             VAUGHN COMMUNICATIONS, INC.
                                         AND
                          SATASTAR CORPORATE SERVICES, INC.
                                  doing business as
                                PVS CORPORATE SERVICES

                                     June 7, 1996


    THIS AGREEMENT is dated effective as of the 7th day of June, 1996 by and between VAUGHN COMMUNICATIONS, INC., a Minnesota corporation ("Vaughn"), SATASTAR CORPORATE SERVICES, INC., doing business as PVS CORPORATE SERVICES, an Illinois corporation ("PVS") (both Vaughn and PVS may collectively be referred to as the "Merging Corporations"), and the PVS SHAREHOLDERS as such term is defined in Article I hereof.

                                       RECITALS

    Both of the Merging Corporations are engaged in the business of videotape duplication. The Merging Corporations and their respective shareholders desire to adopt and implement this Agreement providing for the Merger of the Merging Corporations pursuant to the provisions of Section 368(a)(1)(A) of the Code, and in accordance with the laws of the States of Minnesota and Illinois, in accordance with the terms of this Agreement.

                                      ARTICLE 1

                                     DEFINITIONS

    Agreement means this agreement and all of the Exhibits attached hereto.

    ARTICLES OF MERGER means the articles of merger described in Section 2.5 and attached as Exhibit 2.5.

    BOOK VALUE means the book value of the PVS Shares, as defined in Section 3.2(a); provided, however, that accounts receivable in excess of ninety (90) days old shall be valued at zero (0).

    CLOSING DATE means June 28, 1996, or such other date as the parties may mutually agree.

    CLOSING means the closing of the transactions contemplated by this Agreement.

    CODE means the Internal Revenue Code of 1986, as amended from time to time.

    EFFECTIVE DATE means the date this Agreement is executed.

    EMPLOYMENT AGREEMENTS mean the agreements described in Section 6.7 and attached as Exhibit 6.7.

    ENVIRONMENTAL LAW means any law, statute, regulation, rule, order, consent, decree, settlement agreement or governmental requirement, which imposes liability for or standards of conduct concerning discharges, emissions, releases or threatened releases of noises, odors or any pollutants, contaminants or hazardous or toxic wastes, substances or materials into ambient air, water or land, or otherwise imposes liability for or standards of conduct concerning the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of pollutants, contaminants, or hazardous toxic wastes, substances, materials or containers, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resources Conservation and Recovery Act of 1976, as amended, any other so-called "Superfund" or "Superlien" law, the Toxic Substances Control Act, or any other similar federal, state or local statutes, laws or ordinances.

    ERISA means the Employee Retirement Income Security Act of 1974, as amended.

    EXHIBITS means the exhibits referred to and attached to this Agreement.

    INDEMNIFYING PARTY means the party indemnifying the Surviving Corporation or the Surviving Corporation (as successor to Vaughn) with respect to indemnification of the PVS Shareholders, all pursuant to Article 11 hereof.

    INTANGIBLES means copyrights, trademarks, trade names, service marks, licenses, patents, permits, jingles, privileges, franchises, computer software and licenses, and other similar intangible property rights and interests.

    INVESTMENT LETTER means the agreement described in Section 6.3 and attached as Exhibit 6.3.

    MATERIAL ADVERSE EFFECT means an event that has such an effect as described in the context of the reference, either individually or in the aggregate, when such individual events or circumstances are based upon, arise from or are related to the same or substantially similar underlying facts, circumstances or situations.

    MERGER means the merger of PVS into Vaughn in accordance with the laws of the States of Minnesota and Illinois and Section 368(a)(1)(A) of the Code, all pursuant to the terms of this Agreement.

    MERGING CORPORATIONS means Vaughn and PVS.

    PVS means Satastar Corporate Services, Inc. doing business as PVS Corporate Services.

    PVS SHAREHOLDERS means the individuals referred to in Exhibit 4.4.

    PVS SHARES means the shares of common voting stock of PVS as issued and outstanding on the Closing Date prior to the Closing.

    PVS'S BUSINESS means the business assets, liabilities and operations of PVS, as conducted prior to Closing.

    PVS'S FINANCIAL STATEMENTS means the financial statements of PVS, including the year end balance sheet, statement of operations and statement of financial position, of PVS for the previous two fiscal years of PVS, as reviewed by Wolf & Company, LLP, and the interim statements up to the Closing Date.

    SEC means the Securities and Exchange Commission.

    SEC FILINGS means complete copies of each report, schedule, registration statement and definitive proxy statement (including copies of all amendments and supplements and all exhibits set forth or incorporated by reference therein) filed by Vaughn with the Securities and Exchange Commission since January 1, 1994.

    STOCK CONSIDERATION means the shares of common voting stock of the Surviving Corporation received by the PVS Shareholders pursuant to the terms of the Merger.

    STOCK PLEDGE AGREEMENT means the agreement described in Section 6.2 and attached as Exhibit 6.2

    SURVIVING CORPORATION means Vaughn, after the merger of PVS into Vaughn on the Closing Date, pursuant to the terms of this Agreement.

    VAUGHN means Vaughn Communications, Inc., a Minnesota corporation.

    VAUGHN SHARES means the shares of common voting stock of Vaughn as issued and outstanding on the Closing Date prior to the Closing.

    VAUGHN'S BUSINESS means the business assets, liabilities and operations of Vaughn, as conducted prior to Closing.

    VAUGHN'S FINANCIAL STATEMENTS means the financial statements of Vaughn, including the year end balance sheet, statement of income and statement of cash flow, of Vaughn for the previous two fiscal years of Vaughn, as audited by Ernst & Young, LLP, and the interim unaudited statements up to the Closing Date.

                                    ARTICLE 2

                                     MERGER

    2.1 MERGER. In consideration of the representations, warranties and mutual promises set forth in this Agreement, the parties agree, in accordance with the applicable provisions of the laws of the States of Minnesota and Illinois, that PVS shall be merged into Vaughn, which shall continue its corporate existence and be the corporation surviving the Merger, all in accordance with Section 368(a)(1)(A) of the Code and subject to the terms of this Agreement.

    2.2 NAME. The name of the Surviving Corporation shall be Vaughn Communications, Inc.

    2.3 GOVERNING LAW; RESTATED ARTICLES OF INCORPORATION. The laws of the
State of Minnesota shall govern the Surviving Corporation and the interpretation and enforcement of this Agreement. The Restated Articles of Incorporation of the Surviving Corporation shall be in the form attached as Exhibit 2.3.

    2.4 DIRECTORS AND OFFICERS. As of the Closing Date, the directors of the Surviving Corporation shall be the existing directors of Vaughn. The officers of the Surviving Corporation shall be the existing officers of Vaughn.

    2.5 APPROVAL OF SHAREHOLDERS; FILING OF ARTICLES OF MERGER. This Agreement, together with the Articles of Merger, shall be submitted to the Board of Directors of Vaughn and the shareholders of PVS as provided by law at a meeting which shall be held on or before June 28, 1996, or at such later date as the Boards of Directors of the Merging Corporations shall mutually approve. Upon adoption and approval of this Agreement, and subject to the conditions contained in this Agreement, the Articles of Merger, attached as Exhibit 2.5, shall be executed, acknowledged and delivered to the Secretaries of State of the States of Minnesota and Illinois for filing as provided by law.

                                    ARTICLE 3

                        CONVERSION OF SHARES IN THE MERGER

    The manner of carrying into effect the Merger, and the manner and basis of converting the shares of PVS into shares of the Surviving Corporation are as follows:

    3.1 VAUGHN'S COMMON STOCK. No shares of common stock of Vaughn issued as of the Effective Date shall be converted as a result of the Merger, but all of such shares shall remain issued shares of common stock of the Surviving Corporation.

    3.2 PVS'S COMMON STOCK.

         (a) CONVERSION. On the Closing Date, each share of common stock of PVS issued and outstanding shall be converted into the number of shares of common stock of the Surviving Corporation as determined by the following formula;

 1 PVS share = [($2,500,000 + $BV) DIVIDED BY 1000 DIVIDED BY $MP] Vaughn shares

            Total Vaughn shares issued = ($2,500,000 + $BY) DIVIDED BY $MP where 1000 is the number of outstanding shares of PVS at the Closing Date, "BY" represents the Book Value of PVS on the Closing Date and "MP" represents the market price of one share of Vaughn's common stock which for this purpose shall be the average of the closing NASDAQ price published in the Wall Street Journal for the seven trading days ending one week prior to the Closing Date.

Certificates representing fractional shares will not be issued. Each issued share of common stock of PVS held in the PVS's treasury at the Effective Date shall be canceled and shall not be converted. The preliminary Book Value of PVS shall be determined at the Closing Date based on the books and records of PVS, following review by Wolf & Company, LLP and such Book Value shall thereafter be adjusted as necessary to conform to generally accepted accounting principles, including any adjustments resulting from the special procedures (including observation of inventory, review of receivables and liabilities and such other procedures as may be requested by the Surviving Corporation) performed by certified public accountants selected by the Surviving Corporation, all within forty-five (45) days thereafter. Wolf & Company, LLP shall complete its review of the Book Value of PVS within thirty (30) days after the Closing Date so that the accountants selected by the Surviving Corporation will have an additional fifteen (15) days to complete their procedures.

         (b) STOCK CERTIFICATES. Within forty-five (45) days after the Closing Date, after determination of Book Value in accordance with Section 3.2(a), the PVS Shareholders shall surrender their certificates representing such shares for cancellation and, subject to the Stock Pledge Agreement, shall receive certificates representing the Stock Consideration.

    3.3 EFFECT OF THE MERGER. At the Closing Date, the Surviving Corporation shall succeed to, without other transfer, act or deed of any person, and shall possess and enjoy all the rights, privileges, immunities, powers and franchises both of a public and private nature, and be subject to all the restrictions, disabilities and duties of each of the Merging Corporations, and all property, real, personal and mixed, including patents, trademarks, trade names, and all debts due to any of the Merging Corporations shall be vested in the Surviving Corporation; and all such property, rights, privileges, immunities, powers and franchises, and all and every other interest shall be thereafter the property of the Surviving Corporation, and the title of any real estate vested by deed or otherwise in any of said Merging Corporations shall not revert or be in any way impaired by reason of the Merger; provided, however, that all rights of creditors and all liens upon any property of any of said Merging Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Merging Corporations, respectively, shall attach to the Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by the Surviving Corporation.

                                    ARTICLE 4

                        REPRESENTATIONS AND WARRANTIES OF
                             PVS AND ITS SHAREHOLDERS

    PVS and its Shareholders jointly and separately make the following representations and warranties to Vaughn with the intention that Vaughn may rely upon the same and acknowledge that the same shall be true on the Effective Date and as of the Closing Date and that such representations and warranties shall survive the Closing of this transaction.

    4.1 ORGANIZATION AND STANDING. PVS is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and is duly qualified to do business in all other states in which a failure to qualify would have a Material Adverse Effect on PVS's Business. PVS has the requisite corporate power and authority to own, lease and use its properties and assets and is entitled to operate its business as and in the places where such properties and assets are now owned, leased or operated as such business is now conducted.

    4.2 AUTHORITY AND ENFORCEABILITY. PVS has all requisite corporate power and authority to enter into this Agreement and to perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of PVS and has been approved by the unanimous vote of PVS's Shareholders. This Agreement constitutes the valid and binding agreement of PVS enforceable in accordance with its terms except as may be limited by bankruptcy, moratorium and insolvency laws and other laws affecting the rights of creditors generally and except as may be limited by the availability of equitable remedies.

    4.3 COMPLIANCE. Except as shown in Exhibit 4.3, neither the execution, delivery or performance of this Agreement by PVS or the PVS Shareholders nor the consummation of the transactions contemplated hereby will, with or without the giving of notice or the passage of time, or both, conflict with, result in a default or loss of rights (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any lien, charge or encumbrance pursuant to any;

    (i)       provision of the Articles of Incorporation or Bylaws of PVS;
    (ii) note, bond, indenture, mortgage, deed of trust, contract, agreement, lease or other instrument or obligation to which either PVS or the PVS Shareholders are a party or by which any of them may be bound or affected which is material to PVS; or
    (iii) law, order, judgment, ordinance or decree to which PVS or the PVS Shareholders are a party or by which they may be bound or affected.

    4.4 CAPITALIZATION. The authorized capital stock of PVS is held as set forth in Exhibit 4.4. All issued and outstanding shares of PVS are owned of record and beneficially by the PVS Shareholders in amounts specified in
Exhibit 4.4. Other than the PVS Shares identified in Exhibit 4.4, there are no other issued or outstanding capital stock or other equitable securities, or options or warrants to acquire the same, of PVS. All of the PVS Shares are validly issued, fully paid and non-assessable, free of preemptive rights or rights of first refusal as of the Closing and have not been issued in violation of federal or state securities laws. Except as described in Exhibit
4.4 and excepting agreements which will terminate on or before the Closing Date, there are no subscriptions, options, warrants, calls, rights, agreements or commitments relating to the sale, delivery or transfer by PVS or the PVS Shareholders of any PVS Shares. Except as described in
Exhibit 4.4 and excepting agreements which will terminate on or before the Closing Date, there are no voting agreements, voting trust agreements, shareholder agreements or similar agreements relating to the voting of the PVS Shares. Effective as of the Closing, each PVS Shareholder shall have good and valid title to the PVS Shares owned by him and to be transferred pursuant to this Agreement, free and clear of all pledges, security interests, liens, charges, encumbrances, agreements, equities, claims and options of whatever nature.

    4.5 FINANCIAL STATEMENTS. Exhibit 4.5 contains copies of PVS's Financial Statements, all of which have been prepared from the books and records of PVS in accordance with generally accepted accounting principles, consistently applied and maintained throughout the periods indicated. The Financial Statements accurately reflect in all material respects the books, records and accounts of PVS, and fairly present the financial condition, assets, liabilities and results of operation of PVS as of and at their respective dates (except for the absence of footnotes and year-end adjustments in the case of unaudited interim financial statements). Exhibit 4.5 also contains a breakdown of PVS's sales by major customers for the three (3) fiscal years DEG. ending prior to the date of this Agreement.

    4.6 ASSETS.

         (a) ACCOUNTS RECEIVABLE. Exhibit 4.6(a) lists all accounts receivable of PVS as of April 3O, 1996. Except to the extent reserved against in PVS's Financial Statements, all accounts receivable of PVS which are less than ninety (90) days old as of the Closing Date are collectable at the aggregate face amounts of such receivables recorded on PVS's books. All such accounts, notes or other receivables are valid, legal and binding obligations owing to PVS enforceable against the respective obligors.

         (b) INVENTORY. All inventories of raw material, work in process and finished goods included in PVS's Financial Statements are valued at the lower of cost or market, first-in first-out basis. Except to the extent reserved against in PVS's Financial Statements, PVS's inventory is and will be, as of the Closing Date, good, merchantable and saleable at customary prices in the ordinary course of business and is and will be, as of the Closing Date, of a quality, quantity and mix consistent with PVS's past business practices and the demands of its customers.

         (c)  TANGIBLE PERSONAL PROPERTY. EQUIPMENT AND FIXTURES.
Exhibit 4.6(c) accurately describes all personal property owned or leased by PVS (including motor vehicles and property or equipment owned by third parties) which is material to the operation or conduct of PVS's Business.
PVS owns and has good title to all such owned personal property and, effective as of the Closing, will own and have good title to such owned property and, except as shown on Exhibit 4.6(c) or the other Exhibits hereto, none of such personal property is subject to any security interest, mortgage, pledge, conditional sales agreement or other lien or encumbrances. PVS has delivered to Vaughn true and complete copies of all leases and other agreements affecting personal property, all of which are valid and enforceable against the respective lessors in accordance with their respective terms. PVS is not in default under any such leases and other agreements affecting personal property. Except as shown on Exhibit 4.6(c), each item of personal property is in good operating condition and repair in all material respects as of the date hereof (ordinary wear and tear excepted) and is available on the Effective Date and on the Closing Date for immediate use in PVS's Business.

         (d) INTANGIBLES. Exhibit 4.6(d) is a true and complete list of all Intangibles applied for, issued to or owned by PVS or under which PVS is licensed or franchised. All of the Intangibles are valid and in good standing with respect to PVS and uncontested. PVS has delivered to Vaughn copies of all documents establishing those Intangibles with respect to PVS. PVS is not infringing upon or otherwise acting adversely in any material respect to any Intangibles owned by any other person or persons. No employee of PVS has any ownership right in or to PVS's proprietary information, including, without limitation, computer programs used in PVS's Business.

         (e) REAL PROPERTY. Exhibit 4.6(e) contains a complete list and description of all real property leased by PVS. Each of the real property leases reflected on Exhibit 4.6(e) is in full force and effect. Accurate and complete copies of such leases have been delivered by PVS to Vaughn. PVS has complied with all material commitments and material obligations on its part to be performed or observed pursuant to the terms of such leases. No event or condition has happened or presently exists which constitute a default or, after notice or lapse of time or both, would constitute a default under any such lease. All real property leased by PVS is in condition and repair adequate for its current use, is suitable for the purposes for which it is presently being used and is adequate to meet all present requirements of PVS's Business as currently conducted.

    4.7 UNDISCLOSED LIABILITIES. Except as disclosed in Exhibit 4.7, PVS has no liabilities or obligations of any nature, either individually or in the aggregate, matured or unmatured, fixed or contingent, except such liabilities and obligations which are;

    (i) accrued or reserved against in PVS's Financial Statements or the notes thereto or in the Book Value as adjusted pursuant to Section 3.2(a); or

    (ii) expressly disclosed in this Agreement or Exhibit 4.7, attached.

    4.8 CONDUCT OF BUSINESS IN ORDINARY COURSE. Since December 31, 1995, except as either disclosed on Exhibit 4.8 or in the other Exhibits hereto, PVS has conducted its business only in the ordinary course and has not;

    (i) sold, transferred, leased to others or otherwise disposed of any assets, except for inventory and/or services sold in the ordinary course of business, or assets which are not material to the operation of PVS's Business;

    (ii) canceled or compromised any material debt or claim or waived, compromised or released any right, except for rights which are not material to the operation of PVS's Business;

    (iii) suffered any damage, destruction or loss (whether or not covered by insurance) that has materially and adversely affected the assets, PVS or PVS's Business or prospects;

    (iv) encountered any labor union organizing activity or had any actual or known threatened employee strike, work stoppage, slow down or lockout;

    (v) transferred or granted any right under, or entered into any settlement regarding the breach or infringement of any license, patent, copyright, trademark, trade name, invention, franchise or similar rights, or modified any existing right with respect thereto;

    (vi) instituted, been named as a party, settled or agreed to settle any litigation, action or proceeding before any court or governmental body;

    (vii) failed to replenish PVS's inventories and supplies in a normal and customary manner consistent with PVS's ordinary business practices, nor made any purchase commitments in excess of the normal, ordinary and usual requirements of PVS's Business or at any price materially in excess of the then current market price, or upon terms and conditions more onerous in any material respect than those usual and customary in PVS's Business (given then current industry conditions and circumstances), nor made any material changes in PVS's marketing, selling, pricing, advertising or personnel practices inconsistent with PVS's past practices (other than price increases consistent with then current industry conditions and circumstances);

    (viii) failed to pay its liabilities as and when due in the ordinary course of PVS's Business;

    (ix) suffered any change, event or condition which has materially and adversely affected PVS's condition (financial or otherwise), properties, assets, liabilities or business;

    (x) failed to maintain its facilities and equipment in a commercially prudent and reasonable manner, other than any such failure which would not materially and adversely affect PVS;

    (xi) entered into any transaction, contract or commitment other than in the ordinary course of PVS's Business;

    (xii) created or assumed any mortgage, pledge, lien or encumbrance upon any of PVS's assets other than liens reflected in the Exhibits attached to this Agreement;

    (xiii)    made any material write down of the value of any of its assets;

    (xiv) made any increase in the compensation of the employees of PVS, or any increase in compensation payable to any officer or director of PVS; or

    (xv) canceled, compromised, excused, forgiven, postponed or applied any portion of a customer deposit to any account receivable, except for adjustments or credit vouchers in the ordinary course.

    4.9 ENVIRONMENTAL MATTERS. Except as disclosed in Exhibit 4.9, PVS has not received notice of any violation by PVS of any Environmental Law, and no condition or event has occurred in the conduct of PVS's Business which, with notice or passage of time or both, would constitute a violation of any Environmental Law. Except as disclosed in Exhibit 4.9, no pollutants, contaminants or hazardous or toxic wastes, substances or materials, as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Toxic Substances Control Act, or any other similar federal, state or local statute applicable to PVS, have been manufactured, generated, stored, handled, disposed, buried, dumped or used on, at or in connection with any real property owned or leased by PVS during the use or occupancy of said premises by PVS nor, to the knowledge of PVS, prior thereto. Except as disclosed in Exhibit 4.9, no asbestos, asbestos containing materials, polychlorinated biphenyls (PCBs), PCB compounds, or other pollutants, contaminants, hazardous or toxic wastes, substances or materials, to the knowledge of PVS, have been placed on any real property owned or leased by PVS, nor have they been used, to the knowledge of PVS, in the construction, repair or alteration of any portion of such real property by PVS. Except as disclosed in Exhibit 4.9, there are no above-ground or underground storage tanks, wells, pools, settling ponds, traps, drains or other similar above-ground or subsurface structures present on or under the real property owned or leased by PVS.

4.10 EMPLOYEE BENEFIT PLANS; ERISA.

         (a) EXISTENCE OF PLANS.  All "Employee Benefit Plans" as defined in
Section 3(3) of ERISA, sponsored, maintained or contributed to by PVS are listed on Exhibit 4.10(a), and complete and accurate copies of the plans (or related insurance policies) have been furnished to Vaughn. Except as disclosed in Exhibit 4.10(a), PVS is not a party to, does not have in effect or to become effective after the date of this Agreement, any bonus, cash or deferred compensation, severance, medical, health or hospitalization, pension, profit sharing or thrift, retirement, stock option, employee stock ownership, life or group insurance, death benefit, welfare, salesmen incentive, vacation, sick leave, disability, trust agreement, arrangement or other welfare or pension benefit plan (as such terms are defined by ERISA).

         (b) ADMINISTRATION. Each employee benefit plan required to be listed in Exhibit 4.10(a) has been administered in all material respects in compliance with applicable provisions of ERISA and the Code.

         (c) REPORTING AND DISCLOSURE. All reporting and disclosure requirements under ERISA and the Code for the plans listed in Exhibit 4.10(a) hereto have been complied with.

         (d) INSURANCE. All benefits provided under all employee benefit plans listed in Exhibit 4.10(a) are covered by insurance, other than the plans for profit sharing, sick leave, personal leave, incentive pay and vacation.

         (e) MULTI-EMPLOYER PLANS. PVS does not contribute to and is not required to contribute to any "Multi-Employer Plan," as defined in
Section 414(f) of the Code and Section 3(37) of ERISA, and PVS has not incurred or does not reasonably expect to incur any 'withdrawal liability" under Section 4201, ET. SEQ. of ERISA.

         (f) LIABILITY. Neither PVS, Vaughn, the Surviving Corporation, nor any trade or business under common control with any of the foregoing (within the meaning of Sections 414(b) and 414(c) of the Code), or any officers, directors, employees or affiliates of the same shall, from and after the date hereof, have any liability, obligation or responsibility with respect to any Employee Benefit Plan maintained or provided by PVS, or any affiliate thereof, before the date hereof as a result of PVS's noncompliance with applicable law or plan provision with respect thereto prior to the Closing Date.

    4.11 EMPLOYEES; COLLECTIVE BARGAINING AGREEMENTS; LABOR RELATIONS.

         (a) EMPLOYEES. Exhibit 4.11 (a) contains, as of the date shown on the Exhibit, accurate and complete information as to the names of all employees and rates of compensation currently and for the two calendar years prior hereto including the date and amount of each change in such rate (whether in the form of salaries, bonuses, commissions or other supplemental compensation now or hereafter payable in group by categories as indicated on the Exhibit), together with information as to any employment contracts or severance arrangements involving the indebtedness of such employees to PVS and any arrangements involving the indebtedness of PVS to such employees in any amount. Except as described on Exhibit 4.11 (a), there has been no strike or labor disturbance by any such employees affecting PVS or PVS's Business and PVS does not know of any planned or impending imminent departure from employment expressed to them by any key employee of PVS. PVS maintains a workforce adequate to carry on its business as presently conducted.

         (b) EMPLOYMENT AGREEMENTS. PVS is not a party to any collective bargaining agreement or any employment agreement with any employee of PVS, other than the written Agreements with the PVS Shareholders attached as Exhibit 4.11(b). PVS has complied in all material respects with all laws and regulations relating to the employment of labor, including those related to wages, hours, collective bargaining, discrimination and the payment of Social Security or similar taxes. There are no unfair labor practice charges or claims pending against PVS nor any pending or threatened charges against PVS with respect to any wage and hour, employment discrimination or other statutory violation by PVS. There is no union campaign being conducted to solicit cards from employees to authorize the union to request an NLRB certification election with respect to any employees of PVS.

    4.12 TAXES. PVS has filed all federal, state and local income tax returns due prior to the Closing Date, and all other federal, state and local tax returns due prior to the date hereof which are required to be filed by it, or has appropriate, effective and unexpired extensions therefor and has timely paid all estimated taxes required to be paid prior to the date hereof in connection with such extensions, and has timely paid or caused to be paid all taxes shown on those returns or on any assessment therefor received by PVS to the extent that such taxes have become due and has timely paid all required estimated taxes, or has set aside on its books reserves (segregated to the extent required by sound accounting practice) adequate with respect thereto. Such returns have been prepared in accordance with the applicable provisions of the Code and the rules and regulations thereunder and with the applicable provisions of the state and local laws, rules and regulations concerning taxation. PVS has delivered true and complete copies of all such tax returns and requests for extension for the tax years ended December 31, 1995 to Vaughn. To the extent that any of PVS's tax returns have been audited by any taxing authority, any matters raised during such audits have been resolved to the satisfaction of such taxing authority. Except as reflected on Exhibit 4.12, there have been no such audits since January 1, 1985. No deficiencies that have been assessed against PVS by any federal, state or local taxing authority are outstanding. PVS has not granted any extension of the limitation period applicable to any claim for taxes or assessments for any tax year. PVS has never filed, or otherwise made and as of the Closing Date, shall have never filed, or otherwise made, a consent under
Section 341(f) of the Code or an election under Section 338 of the Code. PVS files its federal, state, local and other tax returns on the basis of a fiscal year ending December 31.

    4.13 CONTRACTS. Exhibit 4.13 lists all contracts to which PVS is a party or by which it is bound, including contracts to supply products or service at specified price or contracts to purchase or lease equipment, real property, computers and systems, and which are material to PVS. The term "material," as used in the previous sentence shall exclude contracts involving less than Five Thousand Dollars ($5,000) in costs to PVS, except if such contracts excluded in the aggregate exceed Ten Thousand Dollars ($10,000). All such contracts are valid, binding and enforceable against the other contracting parties thereto in accordance with their respective terms, and in full force and effect. Except as noted on Exhibit 4.13, there is not under any such contract any default by PVS, or to the knowledge of PVS, any other party thereto or, to the knowledge of PVS, has any event occurred which, after notice or lapse of time or both, would result in a default which would enable any party thereto to terminate such contract. Except as set forth on Exhibit 4.13, PVS has not been advised of any intention by any party to a customer or supply contract to;

    (i)       terminate or amend the terms thereof;

    (ii) refuse to renew the same (if renewable) upon expiration of its terms; or

    (iii) renew the same (if renewable) upon expiration only on terms and conditions which are more onerous than those in the existing contract.

True and complete copies of all contracts listed on Exhibit 4.13 (together with any and all amendments thereto) have been delivered to Vaughn. Except as reflected in Exhibit 4.13, none of the contracts relating to personal property would be classified for accounting purposes as capital or financing leases. None of the listed contracts would be breached by virtue of the consummation of the transactions contemplated hereby, and the consummation of the transactions contemplated hereby will not affect the contractual validity or enforceability of any of the contracts.

    4.14 COMPLIANCE WITH LAWS; PERMITS AND LICENSES. Exhibit 4.14 is an accurate and complete list of all permits and licenses currently issued to or held by PVS as of the date hereof which are material to the operation of PVS's Business. PVS has complied with all such permits and licenses and all laws, rules, regulations and ordinances of any government or governmental agency applicable to PVS or PVS's Business. Neither the ownership nor use of PVS's properties nor the conduct of PVS's Business conflicts in any material respect with the rights of any other person, firm or corporation. PVS is not in violation of, or in default under, any terms or provisions of any lien, mortgage, lease, license, permit, deed of trust, agreement, instrument, order, judgment or decree. All of the licenses and permits listed on Exhibit 4.14 are in full force and effect. PVS has delivered true and complete copies of all licenses and permits listed on Exhibit 4.14 (together with any and all amendments thereto) to Vaughn. All reports of PVS to municipal authorities are true in all material respects and have been duly filed when due. Other than the licenses and permits listed on Exhibit 4.14, PVS requires no other license, franchise or permit to carry on PVS's Business as now conducted. None of the licenses or permits listed on Exhibit 4.14 will be breached by virtue of the transactions contemplated by this Agreement.

    4.15 INSURANCE. Exhibit 4.15 is an accurate and complete list of all fire, theft, casualty, liability and other insurance policies insuring PVS and PVS's Business, specifying the type and amount of coverage, the name of the insurance carrier, policy number and expiration dates. All such policies are in full force and effect. Except as set forth on Exhibit 4.15, no insurance policy of PVS has been canceled and, no application of PVS for an insurance policy has been rejected during the past five years. The policies listed on Exhibit 4.15 insure PVS's tangible, real and personal property and assets, whether owned or leased, against loss or damage by fire or other casualty amounts equal to or in excess of 100% of the replacement value thereof. PVS has promptly and adequately notified its insurance carriers of any and all claims known to PVS with respect to the operations or products of PVS for which PVS is insured.

    4.16 CLAIMS; LEGAL ACTIONS. Except as set forth on Exhibit 4.16, there is no claim, legal action, counterclaim, suit, arbitration, governmental investigation or other legal, administrative or tax proceeding, nor any order, decree or judgment in progress or pending, or to the knowledge of PVS, threatened against or relating to PVS or PVS's Business, any employee benefit plans described in any Exhibits to this Agreement, or to the transactions contemplated by this Agreement, nor does PVS know of any basis for the same. Except as set forth in Exhibit 4.16, there are no applications, complaints or proceedings pending, or to the knowledge of PVS, threatened;

    (i) before any federal or state agency involving charges of illegal discrimination by PVS under any federal or state employment, civil rights, disability discrimination or other similar laws or regulations; or

    (ii) before any federal, state or local agency involving environmental or zoning issues relating to PVS under any federal, state or local environmental or zoning law or regulation.

Except as set forth on Exhibit 4.16, no order, writ, injunction or decree is in effect or, to the knowledge of PVS, is threatened with respect to PVS or the PVS Shares. To the knowledge of PVS, there is no basis for any legal proceeding against PVS that, if adversely determined, would have a Material Adverse Effect on PVS or the PVS Shares.

    4.17 POWERS OF ATTORNEY; BANK ACCOUNTS AND SAFE DEPOSIT BOXES. Exhibit 4.17 lists all powers of attorney, all bank accounts and all safe deposit boxes of PVS, and the names of all persons authorized to draw thereon or to have access thereto.

    4.18 BROKERS. Neither PVS nor the PVS Shareholders have incurred any liability for any finders or brokerage fees or commissions in connection with this Agreement.

    4.19 ACCOUNTING TREATMENT MATTERS.

         (a) VAUGHN OWNERSHIP. Except as shown in Exhibit 4.19(a), neither PVS nor the PVS Shareholders own or are the beneficial owners of any Vaughn securities or common stock as of the date hereof and continuing until the Closing Date.

         (b) POST-CLOSING ACQUISITIONS. For one year after the Closing Date, no PVS Shareholder may acquire or commit to acquire any additional shares of the Surviving Corporation from any other PVS Shareholder.

         (c) CERTAIN PVS TRANSACTIONS. Except as disclosed on Exhibit 4.19(c), for a period of two (2) years prior to the Closing Date;

    (i) there shall have been no change in ownership, new issuances or transfers of any PVS Shares;

    (ii)      there shall have been no PVS stock splits or stock dividends;

    (iii)     there shall have been no changes in PVS's cash dividend policy;

    (iv) there shall have been no issuance of any PVS options, warrants or other residual equity interests by PVS;

    (v)       PVS shall have not operated any employee stock award programs;

    (vi) neither PVS nor the PVS Shareholders have been a party to any so-called "standstill agreement" or "lock-up arrangements" with respect to any PVS Shares; or

    (vii) there shall not have been any acquisitions by PVS of treasury shares or any sales of treasury shares by PVS.

    4.20 COMPLETE DISCLOSURE. No representation, warranty or statement made by PVS or the PVS Shareholders in this Agreement, the Exhibits attached hereto, or in any other material furnished or to be furnished by PVS to Vaughn or the Surviving Corporation, pursuant to this Agreement or the transactions contemplated hereby, contains or shall contain any untrue statement of a material fact, or omits or shall omit to state a material fact required to be stated or necessary to make such representations, warranties or statements, in the light of the circumstances under which they were made, not misleading.

    4.21 SURVIVABILITY. The representations, warranties and agreements of PVS made in this Article and throughout this Agreement shall survive the Closing and shall remain in full force and effect thereafter until expiration in accordance with the applicable statutes of limitations pursuant to Minnesota and, if applicable, federal law.

                                      ARTICLE 5

                       REPRESENTATIONS AND WARRANTIES OF VAUGHN

    Vaughn makes the following representations and warranties to PVS with the intention that PVS may rely upon the same and acknowledge that the same shall be true on the Effective Date and as of the Closing Date and that such representations and warranties shall survive the Closing of this transactIon.

    5.1 ORGANIZATION AND STANDING. Vaughn is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and is duly qualified to do business in all other states in which a failure to qualify would have a Material Adverse Effect on Vaughn's Business. Vaughn has the requisite corporate power and authority to own, lease and use its properties and assets and is entitled to operate its business as and in the places where such properties and assets are now owned, leased or operated as such business is now conducted.

    5.2 AUTHORITY AND ENFORCEABILITY. Vaughn has all requisite corporate power and authority to enter into this Agreement and to perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Vaughn and has been approved by the Board of Directors of Vaughn. This Agreement constitutes the valid and binding agreement of Vaughn enforceable in accordance with its terms except as may be limited by bankruptcy, moratorium and insolvency laws and other laws affecting the rights of creditors generally and except as may be limited by the availability of equitable remedies.

    5.3 COMPLIANCE. Neither the execution, delivery or performance of this Agreement by Vaughn nor the consummation of the transactions contemplated hereby will, with or without the giving of notice or the passage of time, or both, conflict with, result in a default or loss of rights (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any lien, charge or encumbrance pursuant to any;

    (i)       provision of the Articles of Incorporation or Bylaws of Vaughn;

    (ii) note, bond, indenture, mortgage, deed of trust, contract, agreement, lease or other instrument or obligation to which Vaughn is a party or by which it may be bound or affected which is material to Vaughn; or

    (iii) law, order, judgment, ordinance or decree to which Vaughn is a party or by which it may be bound or affected.

    5.4 SEC FILINGS; FINANCIAL STATEMENTS. Vaughn has made available to PVS the SEC Filings which are all the documents that Vaughn was required to file with the SEC since January 1, 1994. As of their respective dates, the SEC Filings complied in all material respects with the applicable requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder applicable to such SEC Filings. The financial statements of Vaughn included in the SEC Filings complied as to form with the regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during such periods (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-0), accurately reflect in all material respects the books, records and accounts of Vaughn and present fairly (subject, in the case of the unaudited statements, for year end adjustments of a normal recurring nature) the financial condition, assets and liabilities of Vaughn as of the dates thereof and the results of operations and cash flows for the periods then ended.

    5.5 CAPITALIZATION. The authorized capital stock of Vaughn and all outstanding securities including all warrants, options or other right to acquire securities of Vaughn are fully and accurately disclosed in the SEC filings or other materials furnished by Vaughn to PVS. Exhibit 5.5 accurately summarizes the number of shares of such capital stock of Vaughn and all warrants and options for capital stock of Vaughn which are currently outstanding. All of the Vaughn shares presently issued or to be issued pursuant to this Agreement are and will be validly issued, fully paid and nonassessable, free of preemptive rights and rights of first refusal as of the Closing and have not been and will not be issued at Closing in violation of federal or state securities laws. Effective as of Closing, the PVS Shareholders shall have good and valid title to the shares of the Surviving Corporation issued to them free and clear of all pledges, security interests, liens, charges, encumbrances, agreements, equities, claims and options of any nature.

    5.6 CONDUCT OF VAUGHN'S BUSINESS IN ORDINARY COURSE. Except as disclosed in Exhibit 5.6, Vaughn has conducted its business since January 31, 1996, in the ordinary course of business and has not taken any action or suffered any change, event or condition which has or could have any Material Adverse Effect on the value of Vaughn, the Surviving Corporation, or their shares.

    5.7 CLAIMS; LEGAL ACTIONS. Except as set forth on Exhibit 5.7, there is no claim, legal action, counterclaim, suit, arbitration, governmental investigation or other legal, administrative or tax proceeding, nor any order, decree or judgment in progress or pending, or to the knowledge of Vaughn threatened, relating to Vaughn or Vaughn's Business, any employee benefit plans of Vaughn, or to the transactions contemplated by this Agreement, nor does Vaughn know of any basis for the same. Except as set forth in Exhibit 5.7, there are no applications, complaints or proceedings pending, or to the knowledge of Vaughn, threatened;

    (i) before any federal or state agency involving charges of illegal discrimination by Vaughn under any federal or state employment, civil rights, disability discrimination or other similar laws or regulations; or

    (ii) before any federal, state or local agency involving environmental or zoning issues relating to Vaughn under any federal, state or local environmental or zoning law or regulation.

Except as set forth on Exhibit 5.7, no order, writ, injunction or decree is in effect or, to the knowledge of Vaughn, is threatened with respect to Vaughn or Vaughn's Business. To the knowledge of Vaughn, there is no basis for any legal proceeding against Vaughn that, if adversely determined, would have a Material Adverse Effect on Vaughn.

    5.8 COMPLETE DISCLOSURE. No representation, warranty or statement made by Vaughn in this Agreement, the Exhibits attached hereto, or in any other material furnished or to be furnished by Vaughn to PVS or the Surviving Corporation, pursuant to this Agreement or the transactions contemplated hereby, contains or shall contain any untrue statement of a material fact, or omits or shall omit to state a material fact required to be stated or necessary to make such representations, warranties or statements, in the light of the circumstances under which they were made, not misleading. Except as disclosed to PVS in the Vaughn SEC filings and except as otherwise disclosed in this Agreement or the Exhibits hereto, there are no conditions that exist as of the date of this Agreement which would cause Vaughn to be in violation of any of its representations or warranties contained herein.

    5.9 SURVIVABILITY. The representations, warranties and agreements of Vaughn made in this Article and throughout this Agreement shall survive the Closing and shall remain in full force and effect thereafter until expiration in accordance with the applicable statutes of limitations pursuant to Minnesota and, if applicable, federal law.

                                      ARTICLE 6

                                   OTHER AGREEMENTS

    6.1 RULE 144 REPORTING. With a view to make available the benefits of certain rules and regulations of the Securities and Exchange Commission which may permit the sale of restricted securities (as that term is used in the Securities Act) to the public without registration, Vaughn or (after the Closing) the Surviving Corporation shall;

    (i) make its best efforts to make and keep available "adequate current public information" as those terms are understood and defined in Rule 144(c) under the Securities Act, at all times from and after the Closing Date;

    (ii) use its best efforts to file with the Securities and Exchange Commission in a timely manner all reports and other documents required of the Surviving Corporation under the Securities Act and the Exchange Act; and

    (iii) so long as a PVS Shareholder owns any restricted securities of the Surviving corporation, furnish to such PVS Shareholder forthwith upon request a written statement by the Surviving Corporation as to its compliance with the reporting requirements of Rule 144 and of the Securities Act and Exchange Act, a copy of the most recent annual or quarterly report of the Surviving Corporation, and such other reports and documents so filed as a PVS Shareholder may reasonably request in order to avail himself of any rule or regulation of the Securities and Exchange Commission allowing a PVS Shareholder to sell any such restricted securities without registration.

    6.2 STOCK PLEDGE AGREEMENT. On or before the Closing Date, the PVS Shareholders and the Surviving Corporation shall execute a Stock Pledge Agreement in the form of Exhibit 6.2.

    6.3 RESTRICTIONS ON TRANSFER OF STOCK CONSIDERATION. PVS and the PVS Shareholders acknowledge and agree that the Stock Consideration has not been and will not be registered with the SEC or any state securities regulatory agency and as such may not be sold, pledged or otherwise transferred without such registration or an appropriate exemption therefrom. PVS and the PVS Shareholders also acknowledge and agree that, except as provided in Section 6.3, Vaughn and the Surviving Corporation shall have no obligation to register the shares of common stock of Vaughn comprising the Stock Consideration. On or before the Closing Date, PVS and the PVS Shareholders agree to execute an Investment Letter in the form of Exhibit 6.3.

    6.4 PUBLIC ANNOUNCEMENT. The parties shall cooperate in developing a public announcement announcing the transactions contemplated by this Agreement. Neither party shall make any public announcement without the advance consent of the other party, which shall not be unreasonably withheld.

    6.5 EXHIBITS. All Exhibits called for in this Agreement shall be provided to the appropriate party at least twenty (20) days prior to Closing.

    6.6 STALE ACCOUNTS RECEIVABLE. Accounts receivable in excess of ninety (90) days old not reflected in the computation of Book Value shall remain assets of the Surviving Corporation and the Surviving Corporation shall use its best efforts to collect such accounts. To the extent the Surviving Corporation collects such accounts, net proceeds collected (net of costs of collection) shall be distributed pro-rata to the PVS Shareholders. The PVS Shareholders shall receive accountings at least quarterly showing all collections and all remaining receivables which are being collected for their benefit.

    6.7 EMPLOYMENT AGREEMENTS. On or before the Closing Date, the PVS Shareholders and the Surviving Corporation shall have executed the Employment Agreements in the form attached as Exhibit 6.7 providing for the employment of each of the PVS Shareholders as employees of the Surviving Corporation.

    6.8 COSTS AND EXPENSES. Each party shall bear the costs of its own due diligence, attorneys' fee and all other expenses incurred by such party in connection with the negotiation and consummation of this Agreement.

                                      ARTICLE 7

                      CONDITIONS PRECEDENT TO PVS'S OBLIGATIONS

    The obligations of PVS are subject to the satisfaction, at or before the Closing, of the conditions set forth below. The benefit of these conditions is for PVS only and may be waived by PVS in writing at anytime in its sole discretion.

    7.1 ACCURACY OF VAUGHN'S REPRESENTATIONS AND WARRANTIES. The representations and warranties of Vaughn in this Agreement are true and correct in all material respects as of the date hereof and as of the Closing Date.

    7.2 PERFORMANCE BY VAUGHN. Vaughn shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required to be performed by it.

    7.3 DELIVERIES AT CLOSING. At the Closing, Vaughn shall have delivered all instruments and agreements required to be delivered by it pursuant to the terms of this Agreement.

    7.4 CONSENTS. Vaughn shall have obtained and delivered to PVS all consents required by any party in order to consummate the transactions contemplated by this Agreement.

    7.5 OPINION OF COUNSEL. PVS shall have received the favorable opinion, dated the date of Closing, of Vaughn's counsel, in the form of Exhibit 7.5.

    7.6 CHANGES IN BUSINESS. From and after the date hereof, there shall have occurred or be threatened no event relative to Vaughn's Business not disclosed in the Exhibits hereto which is reasonably likely to have a Material Adverse Effect.

    7.7 BOARD OF DIRECTOR APPROVAL. This Agreement and the transactions contemplated hereby shall have been adopted and approved by the Board of Directors of Vaughn.

    7.8  EMPLOYMENT AGREEMENTS. The Employment Agreements in the form of
Exhibit 6.7 shall have been duly executed and delivered.

                                      ARTICLE 8

                     CONDITIONS PRECEDENT TO VAUGHN'S OBLIGATIONS

    The obligations of Vaughn are subject to the satisfaction, at or before the Closing, of the conditions set forth below. The benefit of these conditions is for Vaughn only and may be waived by Vaughn in writing at anytime in its sole discretion.

    8.1 ACCURACY OF PVS'S REPRESENTATIONS AND WARRANTIES. The representations and warranties of PVS and the PVS Shareholders in this Agreement as supplemented and modified through the Closing Date are true and correct in all material respects as of the date hereof and as of the Closing Date.

    8.2 PERFORMANCE BY PVS. PVS shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required to be performed by it.

    8.3 DELIVERIES AT CLOSING. At the Closing, PVS shall have delivered all instruments and agreements required to be delivered by it pursuant to the terms of this Agreement.

    8.4 CONSENTS. PVS shall have obtained and delivered to Vaughn all consents required by any party in order to consummate the transactions contemplated by this Agreement.

    8.5 OPINION OF COUNSEL. Vaughn shall have received the favorable opinion, dated the date of Closing, of PVS's counsel, in the form of Exhibit 8.5.

    8.6 CHANGES IN BUSINESS. From and after the date hereof, there shall have occurred or be threatened no event relative to PVS's Business not disclosed in the Exhibits hereto which is reasonably likely to have a Material Adverse Effect.

    8.7 SHAREHOLDER APPROVAL; DISSENTING SHARES. This Agreement and the transactions contemplated hereby shall have been adopted and approved by the holders of 100% of the PVS Shares. There shall be no dissenting PVS Shareholders.

                                      ARTICLE 9

                                     TERMINATION

    9.1 TERMINATION. This Agreement may be terminated and the Merger abandoned at anytime on or before the Closing Date, whether before or after adoption by the Shareholders of PVS or the Board of Directors of Vaughn;

    (i)       by mutual consent of PVS and Vaughn;

    (ii) by PVS or Vaughn, if any governmental authority shall have enacted, issued, promulgated, enforced or entered any law or judgment which has the effect of prohibiting consummation of the transactions contemplated by this Agreement;

    (iii) by PVS or Vaughn, if any of the conditions precedent to their respective obligations contained in Articles 7 and 8 of this Agreement required to have been met have not been met as of the Closing Date and such breach or failure has not been waived by the non-breaching party or cured by the breaching party; or

    (iv) by PVS or Vaughn if, subsequent to delivery of the Exhibits hereto, such Exhibits, individually or collectively, disclose events or conditions which have or which are reasonably likely to have a Material Adverse Effect.

    9.2 EFFECT OF TERMINATION. Upon the termination of this Agreement for the reasons set forth in Section 9.1, this Agreement shall become null and void and the parties will have no remedies against, and will have no liability to, each other or their respective officers, directors, shareholders, partners, representatives or agents. The Confidentiality Agreement previously executed by the parties shall continue in full force and effect without regard to termination of this Agreement.

                                      ARTICLE 10

                                       CLOSING

    10.1 CLOSING PLACE AND DATE. The Closing shall take place on June 28, 1996 at the offices of Rider, Bennett, Egan & Arundel, LLP, 2000 Metropolitan Centre, 333 South Seventh Street, Minneapolis, Minnesota 55402, or such other place and time as the parties shall mutually agree.

    10.2 DELIVERIES BY PVS. PVS shall deliver to Vaughn and the Surviving Corporation the following, executed where appropriate by PVS and the PVS
Shareholders:

    (i) certificates of Merger, certified by the Secretaries of State of Illinois and Minnesota, with respect to the Merger of PVS into Vaughn;

    (ii) within forty-five (45) days, after the Closing Date, after determination of Book Value, in accordance with Section 3.2(a), stock certificates of PVS held by the PVS Shareholders representing 100% of the issued and outstanding common stock of PVS, duly endorsed for transfer;

    (iii) resolutions adopted by the Board of Directors of PVS and the PVS Shareholders authorizing and approving the Merger and the other transactions contemplated by this Agreement;

    (iv) certificates of the Chief Executive Officer and the PVS Shareholders of PVS certifying as to the accuracy of the representations and warranties of PVS set forth in Article 4 hereof;

    (v)       the consents described in Section 8.4 hereof;

    (vi)      the Other Agreements contemplated by Article 6 hereof;

    (vii) the stock books, stock ledgers, minute books, corporate seals and all other corporate records of PVS;

    (viii) PVS's Articles of Incorporation, certified by the Secretary of State -of Illinois as of a date within three days of the Closing Date, and PVS's Bylaws, certified by the Secretary of PVS as of the Closing Date;

    (ix) a letter executed by a duly authorized representative of Wolf & Company, LLP authorizing Vaughn and the Surviving Corporation to rely on its Independent Accountant's Review relating to the Financial Statements of PVS as of December 31, 1996;

    (x)       the Opinion of Counsel described in Section 8.5; or

    (xi) all other documents, certificates, instruments and writings required to be delivered by PVS or that may be reasonably requested by Vaughn a reasonable time prior to the Closing.

    10.3 DELIVERIES BY VAUGHN. Vaughn shall deliver to PVS and the PVS Shareholders the following, executed where appropriate by duly authorized officers of Vaughn:

    (i) certificate of Merger, certified by the Secretary of State of Minnesota, with respect to the Merger of PVS into Vaughn;

    (ii) within forty-five (45) days after the Closing Date, after determination of Book Value in accordance with Section 3.2(a), certificates representing the Stock Consideration to be issued and delivered pro rata to the PVS Shareholders or, to the extent provided in Section 11.4,, delivered to the Surviving Corporation pursuant to the terms of the Stock Pledge Agreement;

    (iii) resolutions adopted by the Board of Directors of Vaughn authorizing and approving the Merger and the other transactions contemplated by this Agreement;

    (iv) certificates of the Chief Executive Officer and Chief Financial Officer of Vaughn certifying as to the accuracy of the representations and warranties of Vaughn set forth in Article 5 hereof;

    (v)       the consents described in Section 7.4 hereof;

    (vi)      the Other Agreements contemplated by Article 6 hereof;

    (vii)     the Opinion of Counsel described in Section 7.5; or

    (viii) all other documents, certificates, instruments and writings required to be delivered by Vaughn or that may be reasonably requested by PVS or the PVS Shareholders a reasonable time prior to the Closing.

                                      ARTICLE 11

                                   INDEMNIFICATION

    11.1 INDEMNIFICATION OF SURVIVING CORPORATION BY PVS SHAREHOLDERS. Notwithstanding the Closing, the PVS Shareholders shall jointly and severally indemnify and hold Surviving Corporation harmless against and in respect of, and shall reimburse Surviving Corporation for:

    (i) any and all losses, liabilities or damages, including all reasonable attorneys' fees, court costs, and costs of collection, resulting from any untrue representation, breach of warranty or non-fulfillment of any covenant or agreement by PVS or the PVS Shareholders contained in this Agreement after giving effect to additional disclosure made by PVS and the PVS Shareholders by delivery of the Exhibits hereunder;

    (ii) any claims for finders fees or brokerage or other commission by any person, firm or corporation, including all reasonable attorneys fees, court costs and costs of collection, arising by reason of any services alleged to have been rendered to or at the instance of PVS or the PVS Shareholders with respect to this Agreement or any of the transactions contemplated by this Agreement; and

    (iii) any and all actions, suits, proceedings, claims, demands, assessments, judgments, reasonable costs and expenses, including all reasonable attorneys' fees, court costs and costs of collection, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof consistent with the other terms of this Agreement.

    (iv) the failure to collect any and all accounts receivable of PVS which were less than ninety (90) days old as of the Closing Date (net of reserve reflected in the final determination of Book Value in accordance with
              Section 3.2(a)) within ninety (90) days of their respective due dates.

    11.2 INDEMNIFICATION OF THE PVS SHAREHOLDERS BY VAUGHN. Notwithstanding the Closing, Vaughn and the Surviving Corporation, as successor to Vaughn's obligations, shall indemnify and hold the PVS Shareholders harmless against and in respect of, and shall reimburse the PVS Shareholders for:

    (i) any and all losses, liabilities or damages, including all reasonable attorneys' fees, court costs, and costs of collection, resulting from any untrue representation, breach of warranty or non-fulfillment of any covenant or agreement by Vaughn contained in this Agreement;

    (ii) any claims for finders fees or brokerage or other commission by any person, firm or corporation, including all reasonable attorneys fees, court costs and costs of collection, arising by reason of any services alleged to have been rendered to or at the instance of Vaughn with respect to this Agreement or any of the transactions contemplated by this Agreement; and

    (iii) any and all actions, suits, proceedings, claims, demands, assessments, judgments, reasonable costs and expenses, including all reasonable attorneys' fees, court costs and costs of collection, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof consistent with the other terms of this Agreement.

    11.3 CLAIMS PROCEDURE. The following exclusive procedure shall govern any and all indemnity claims which may be brought pursuant to the terms of this Agreement.

         (a) NOTICE OF CLAIM. The PVS Shareholders may seek indemnification from Vaughn, or the Surviving Corporation, as successor to Vaughn. The Surviving Corporation may seek indemnification from the PVS Shareholders. The party seeking indemnification shall promptly give written notice to the Indemnifying Party of all claims whether between the parties or raised by a third party, that could constitute a claim for indemnification. The written notice shall specify to the extent known by the party seeking indemnification:

    (i) the factual basis for such claim and the alleged violation of this Agreement, and

    (ii) the amount of the claim.

         (b) INVESTIGATION: PAYMENT. Following receipt of notice from the party seeking indemnification, the Indemnifying Party shall have 30 days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the party seeking indemnification agrees to make available to the Indemnifying Party and/or its authorized representatives the information relied upon by the party seeking indemnification to substantiate the claim, as well as any other information bearing thereon reasonably requested by the Indemnifying Party. If the party seeking indemnification and the Indemnifying Party agree at or prior to the expiration of the 30 day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the party seeking indemnification the full amount of the claim.

         (c) ARBITRATION. If the party seeking indemnification and the Indemnifying Party do not agree within 30 days from the date of a claim (or any mutually agreed upon extension thereof) the dispute shall be settled by arbitration in accordance with the commercial rules of the American Arbitration Association, such arbitration to be venued in Chicago, Illinois. The decision of the Arbitrator(s) shall be final and binding upon the parties. Any expenses of such arbitration including, without limitation, the fees of the arbitrators, shall be paid as determined appropriate by the arbitrators. Third party claims shall be settled by such means as may be appropriate subject to the terms of 11.3(d), below.

         (d) PARTICIPATION IN DEFENSE. With respect to any claim made by a third party as to which any party is entitled to indemnification, the Indemnifying Party shall have the right, at its own expense, to participate in or assume control of the defense of such claim, and the party seeking indemnification shall cooperate fully with the Indemnifying Party. If the Indemnifying Party elects to assume control of the defense of any such third-party claim, the party seeking indemnification shall have the right to participate in the defense of such claim at its own expense and, if it so elects, the Indemnifying Party shall have no right to settle or compromise such third-party claim. If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any such third-party claim, it shall be bound by the results obtained by the party seeking indemnification with respect to such claim.

         (e) COLLATERAL. If an indemnification amount owing by the PVS Shareholders is determined by mutual agreement or by arbitration as provided in this Section and not satisfied by the PVS Shareholders within 15 days after such a determination, then such claim shall be satisfied by:

    (i) offset against payments otherwise due the PVS Shareholders and, if such offset is not sufficient to satisfy the indemnification obligation; or

    (ii) pursuant to the terms of the Stock Pledge Agreement attached as
         Exhibit 6.2.

    11.4 LIMITATION OF INDEMNIFICATION OBLIGATION. Notwithstanding any other provisions in this Agreement, the liabilities of the parties under this Agreement shall be limited as follows:

    (i) Except as provided in Section 11.4(iv), a party's aggregate liability for any and all claims (including, without limitation, claims of any regulatory authority) shall be limited to the sum obtained by multiplying the value of the Stock Consideration as of the Closing Date by Ten Percent (10%).

    (ii) Except as provided in Section 11.4(iv),a party's aggregate liability for any and all claims (limited as provided in Section 11.4(i)) shall continue until issuance of the independent audit report on the Surviving Corporation for the Surviving Corporation's fiscal year ending January 31, 1997.

    (iii) The provisions of Section 11.4(ii) notwithstanding, a party shall remain liable for all claims brought pursuant to this Section prior to the date specified in Section 11.4(ii) until resolution and satisfaction of such claim in accordance with this Section.

    (iv) Between the date hereof and the Closing Date, the parties shall conduct such diligence as they consider necessary and appropriate. To the extent that the parties discover specific contingent liabilities of any party during the diligence process, the parties shall use their best efforts to quantify the potential exposure associated with such contingent liability and the potential liability of the obligated party for indemnification claims shall increase by a percentage of the value of the Stock Consideration equal to the agreed value of such contingent liability. At closing, such Stock Consideration shall be subject to the terms of the Stock Pledge Agreement pending resolution of such contingencies. If the parties cannot agree upon the value of such contingent liability or if such value exceeds an additional Ten Percent (10%) of the Stock Consideration hereunder, either party may elect to cancel and terminate this Agreement and elect not to proceed with the Merger.

    (v) The parties intend that the Merger contemplated by this Agreement shall be treated as a "pooling of interests" in accordance with generally accepted accounting principles and rules and regulations promulgated by the SEC. To the extent that any provision of this Section is deemed, by the SEC or in the judgment of the Surviving Corporation, to make the "pooling of interests" method of accounting unavailable, such provision shall be deemed null and void and the indemnification provisions of this Section shall be deemed amended to the extent required to qualify for "pooling of interests" accounting treatment.

    11.5 SOLE REMEDY. The rights of the Surviving Corporation and the rights of the PVS Shareholders as set forth and as limited in this Article Il, shall be the sole and exclusive remedies of Vaughn, or the Surviving Corporation as its successor, and of PVS and the PVS Shareholders hereunder.

                                      ARTICLE 12

                               POST-CLOSING AGREEMENTS

    12.1 FURTHER ASSURANCES. Subsequent to the Closing Date, to the extent that any additional instruments, agreements or consents are reasonably necessary to consummate the transactions contemplated by this Agreement, the parties agree to cooperate fully and to execute such instruments, agreements or consents in a timely fashion upon request by another party hereto.

                                      ARTICLE 13

                                     MISCELLANEOUS

    13.1 GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Minnesota, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

    13.2 ENTIRE AGREEMENT. This Agreement and the exhibits and agreements attached hereto constitute the entire agreement of the parties with respect to the subject matter hereof and may not be modified, amended, or terminated except by a written agreement signed by all of the parties hereto. The Confidentiality Agreement previously executed by the parties shall remain in full force and effect notwithstanding the Closing of the transactions contemplated by this Agreement, except as may be required by law or generally accepted accounting principles.

    13.3 WAIVER AND AMENDMENT. Any party may waive any provision, breach or default of this Agreement; provided, however, that no waiver of any provision, breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no waiver shall be deemed a waiver of any other provision or any subsequent breach or default of the same or similar nature.

    13.4 NOTICES. Any notices or other communications to any parties hereto shall be deemed given when delivered by hand, facsimile transmission with receipt confirmed, or certified mail, return receipt requested, to the addresses set forth below, or to such other address as the parties may designate from time to time, by written notice to the other parties:

to PVS:                      Satastar Corporate Services, Inc.
                             Attn: Robert J. Vavra
                             130 East St. Charles Road
                             Carol Stream, Illinois 60188

with a copy to:              Wilbert F. Crowley
                             Cowen, Crowley & Nord, P.C.
                             55 West Monroe Street, Suite 500
                             Chicago, Illinois 60603

to Vaughn and/or             Vaughn Communications, Inc.
Surviving Corporation:       Attn: E. David Willette
                             5050 West Seventy-Eighth Street
                             Minneapolis, MN 55435

with a copy to:              Vaughn Communications, Inc.
                             Attn: Charles Reinhart
                             5050 West Seventy-Eighth Street
                             Minneapolis, MN 5543

with an additional           Barry F. Clegg, Esq.
copy to:                     Rider, Bennett, Egan & Arundel,
                                  P.L.L.P.
                             2000 Metropolitan Centre
                             333 South Seventh Street
                             Minneapolis, Minnesota 55402

to PVS Shareholders:         Robert J. Vavra
                             (home address)

                             Carl R. Birns
                             (home address)

                             Richard J. Polizzi
                             (home address)

with a copy to:              Wilbert F. Crowley
                             Cowen, Crowley & Nord, P.C.
                             55 West Monroe Street, Suite 500

                             Chicago, Illinois 60603

    13.5 BINDING AGREEMENT. This Agreement shall be binding upon and inure to the benefit of each party hereto, and its successors, assigns and transferees. Other than as provided herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

    13.6 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall constitute an original but which when taken together, including counterpart signature pages signed separately but by all parties in total, shall be deemed one instrument.

    13.7 EXHIBITS. The Exhibits to this Agreement shall be deemed to be incorporated by reference in this Agreement as if fully set forth herein.

                  [Remainder of this page intentionally left blank.]

    IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.


                                          VAUGHN COMMUNICATIONS, INC.


                                          By
                                            -----------------------------------
                                            Its
                                               --------------------------------

                                          SATASTAR CORPORATE SERVICES, INC.
                                          d/b/a PVS CORPORATE SERVICES


                                          By
                                            -----------------------------------
                                            Its
                                               --------------------------------

                                          PVS SHAREHOLDERS


                                          -------------------------------------


                                          -------------------------------------


                                          -------------------------------------


                                          -------------------------------------